Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2014 SECOND QUARTER RESULTS AND RAISES FY2014 GUIDANCE

•                  Second quarter adjusted diluted EPS of $0.55 was 14.6% higher than prior year of $0.48.  GAAP diluted EPS is $0.51 for the second quarter of 2014.

•                  Sales of $470.1 million were 11.2% higher than last year (10.2% in constant currency) driven by Commercial Aerospace (up 13.6% in constant currency).

•                  Adjusted operating income was $81.1 million, 17.3% of sales, as compared to $71.9 million, 17.0% of sales in 2013.

•                  Full year 2014 guidance raised: adjusted diluted EPS of $2.06 to $2.14 (range previously was $2.00 to $2.12)

See Table C for reconciliation of GAAP and non-GAAP operating income, net income and earnings per share

	Quarter Ended			Six Months Ended
	June 30,		%	June 30,		%
(In millions, except per share data)	2014	2013	Change	2014	2013	Change

Net Sales	$470.1	$422.6	11.2%	$931.8	$839.1	11.0%
Net sales change in constant currency			10.2%			10.0%
Operating Income	75.1	71.9	4.5%	149.7	134.9	11.0%
Net Income	50.6	48.5	4.3%	100.7	92.1	9.3%
Diluted net income per common share	$0.51	$0.48	6.3%	$1.01	$0.90	12.2%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (Table C)	$81.1	$71.9	12.8%	$155.7	$134.9	15.4%
As a % of sales	17.3%	17.0%		16.7%	16.1%
Adjusted Net Income (Table C)	54.5	49.1	11.0%	104.6	92.7	12.8%
Adjusted diluted net income per share	$0.55	$0.48	14.6%	$1.05	$0.91	15.4%

STAMFORD, CT. July 21, 2014 — Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2014.  Net sales during the quarter were $470.1 million, 11.2% higher than the $422.6 million reported for the second quarter of 2013.  Operating income for the period was $75.1 million ($81.1 million adjusted operating income, see Table C), compared to $71.9 million last year.  Operating income for the quarter includes a $6 million charge to increase environmental reserves related to a manufacturing facility sold in 1986.  Net income for the second quarter of 2014 was $50.6 million, or $0.51 per diluted share ($0.55 per share as adjusted, see Table C), compared to $48.5 million or $0.48 per diluted share in 2013.

Chief Executive Officer Comments

Mr. Stanage commented, “This was another strong quarter for Hexcel, as solid execution combined with continued strong Commercial Aerospace sales enabled us to deliver excellent results.  For the quarter, our adjusted diluted EPS of $0.55 was 15% higher than last year, on a 10% increase in constant currency sales.  Our Commercial Aerospace sales were up nearly 14% in constant currency and our Industrial sales increased 21% in constant currency sales as compared to the second quarter of 2013.”

Looking ahead, Mr. Stanage said, “We continue to deliver strong year-over-year quarterly performance as we build for the future.  Based on our customers’ forecasted buildrates, we remain on-track to achieve our mid-term goal of $2.5 billion in sales by the end of 2017.  Consequently, we continue to support our customers by investing in technology, capacity expansion, manufacturing innovations and our people, while staying focused on delivering our 23% operating income leverage target.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $308.2 million increased 14.1% (13.6% in constant currency) for the quarter as compared to the second quarter of 2013.  Revenues attributed to new aircraft programs (A380, B747-8, B787, A350, A320neo and B737 MAX) increased nearly 20% versus the same period last year, with the A350 and B787 shipments leading the growth.  Airbus and Boeing legacy aircraft related sales for the quarter were up about 9% compared to 2013 and were about the same level as the first quarter.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were over 20% higher compared to the second quarter of 2013, and about the same level as the last two quarters.

Space & Defense

•                  Space & Defense sales of $92.1 million decreased 4.8% (5.8% in constant currency) for the quarter as compared to second quarter of 2013.  The first half sales are down 3.6% in constant currency.  Our top 15 programs account for about two-thirds of our Space & Defense sales and these programs in aggregate are just above the first half of 2013, as the growth in new programs has offset the reductions from programs that are winding down or reducing in build rates.  In total we are on over 100 programs and the decline in sales has come from the rest of these programs which have historically had less predictable ordering patterns.  We now expect Space & Defense sales for the full year 2014 to be about the same as 2013.

Industrial

•                  Total Industrial sales of $69.8 million for the second quarter of 2014 were 24.9% higher (21.2% in constant currency) than the second quarter of 2013.  Sales for the first half of 2014 were up 20.0% in constant currency over the weak first half of 2013.  The increases were across the board, including wind energy sales which for the first half of 2014 were up over 20% in constant currency as compared to the comparable period in 2013.  We expect sales for the second half of

2014 to continue to show year-over-year improvement but to be modestly lower than the first half.

Operations

•                  Gross margin for the second quarter was 27.5% as compared to 27.6% in the second quarter of 2013, as both periods reflect strong operating performance.  The second quarter of 2014 was unfavorably impacted from exchange rates by about 30 basis points as compared to 2013.  Selling, general and administrative expenses were 6.6% higher than the second quarter of 2013 (4.0% in constant currency).  Research and technology expenses in the second quarter of 2014 of $10.9 million were $0.8 million higher than the comparable 2013 period.

•                  Adjusted operating income in the 2014 second quarter was $81.1 million or 17.3% of sales as compared to $71.9 million or 17.0% of sales in 2013.  For the first half of 2014, adjusted operating income leverage was 25% on the incremental sales after adjusting for the impact of exchange rates.  Depreciation expense for the first half of 2014 was $6.7 million higher than for the same period in 2013.

Cash and other

•                  Our effective tax rate for the quarter was 31.3% as compared to 30.0% in 2013.  Our year to date tax rate is also 31.3% and that is the rate we are currently estimating for full year 2014.

•                  Free cash flow for the first half of 2014 was a use of $9 million versus a source of $16 million in 2013, as cash used for capital expenditures was $119 million in the first half of 2014 compared to $92 million in the 2013 period.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•                  During the quarter, as previously reported, the Company completed the $150 million share repurchase program authorized in July 2013.  In June 2014, the Board of Directors authorized an additional $150 million share repurchase.  The Company invested $66.2 million and bought back 1,613,358 shares during the quarter.  There is now $145 million remaining under its authorized share repurchase program.

•                  Total debt, net of cash as of June 30, 2014 was $354.0 million, an increase of $124.5 million from December 31, 2013.  Share repurchases in the first half of 2014 were $114.5 million.  As of June 30, 2014 we had $247 million in available borrowing capacity and cash on hand.

2014 Outlook

Our 2014 outlook:

•                  Sales of $1,810 million to $1,860 million (previously was $1,800 million to $1,880 million) as lower expected Space & Defense sales should be offset by higher Industrial sales.

•                  Adjusted diluted earnings per share of $2.06 to $2.14 (previously was $2.00 to $2.12)

•                  Free cash flow of $25 million to $75 million for the year with accrued capital expenditures of $225 million to $250 million

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 22, 2014 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2402 and the confirmation code is 7503707.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2014 and beyond.  The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2014	2013	2014	2013
Net sales	$470.1	$422.6	$931.8	$839.1
Cost of sales	341.0	305.8	673.5	610.3
Gross margin	129.1	116.8	258.3	228.8
% Gross margin	27.5%	27.6%	27.7%	27.3%
Selling, general and administrative expenses	37.1	34.8	78.1	72.8
Research and technology expenses	10.9	10.1	24.5	21.1
Other operating expense (a)	6.0	—	6.0	—
Operating income	75.1	71.9	149.7	134.9
Interest expense, net	2.0	2.1	3.8	3.8
Non-operating expense (b)	—	1.0	—	1.0
Income before income taxes and equity in earnings from affiliated companies	73.1	68.8	145.9	130.1
Provision for income taxes	22.9	20.6	45.7	38.5
Income before equity in earnings from affiliated companies	50.2	48.2	100.2	91.6
Equity in earnings from affiliated companies	0.4	0.3	0.5	0.5
Net income	$50.6	$48.5	$100.7	$92.1

Basic net income per common share:	$0.52	$0.49	$1.03	$0.92

Diluted net income per common share:	$0.51	$0.48	$1.01	$0.90

Weighted-average common shares:
Basic	97.3	100.0	97.9	100.2
Diluted	99.2	101.8	99.9	102.0

(a)         Other operating expense for the three and six months ended June 30, 2014 reflects an increase in environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$43.8	$65.5
Accounts receivable, net	281.5	232.4
Inventories	288.4	265.3
Prepaid expenses and other current assets	80.1	93.2
Total current assets	693.8	656.4

Property, plant and equipment	1,767.1	1,661.2
Less accumulated depreciation	(627.2)	(593.8)
Property, plant and equipment, net	1,139.9	1,067.4

Goodwill and other intangible assets, net	61.1	61.0
Investments in affiliated companies	23.2	23.3
Other assets	29.4	28.0
Total assets	$1,947.4	$1,836.1

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$2.8	$3.0
Accounts payable	128.0	135.9
Accrued liabilities	136.8	129.8
Total current liabilities	267.6	268.7

Long-term debt	395.0	292.0
Other non-current liabilities	128.6	115.0
Total liabilities	791.2	675.7

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 104.7 shares issued at June 30, 2014 and 104.0 shares issued at December 31, 2013	1.0	1.0
Additional paid-in capital	671.3	642.3
Retained earnings	736.8	636.1
Accumulated other comprehensive income	9.2	10.7
	1,418.3	1,290.1
Less — Treasury stock, at cost, 8.2 and 5.1 shares at June 30, 2014 and December 31, 2013, respectively.	(262.1)	(129.7)
Total stockholders’ equity	1,156.2	1,160.4
Total liabilities and stockholders’ equity	$1,947.4	$1,836.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended June 30,
(In millions)	2014	2013

Cash flows from operating activities
Net income	$100.7	$92.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	34.8	28.1
Amortization of deferred financing costs	0.6	1.5
Deferred income taxes	20.9	17.6
Equity in earnings from affiliated companies	(0.5)	(0.5)
Stock-based compensation expense	11.5	12.0
Excess tax benefits on stock-based compensation	(5.2)	(4.0)

Changes in assets and liabilities:
(Increase) in accounts receivable	(49.9)	(14.6)
(Increase) in inventories	(23.6)	(20.3)
Decrease (increase) in prepaid expenses and other current assets	1.1	(9.0)
Increase in accounts payable/accrued liabilities	17.5	4.7
Other — net	2.4	0.6
Net cash provided by operating activities (a)	110.3	108.2

Cash flows from investing activities
Capital expenditures (b)	(119.2)	(92.0)
Net cash used in investing activities	(119.2)	(92.0)

Cash flows from financing activities
Borrowings from senior secured credit facility	103.0	309.0
Repayments of capital lease obligation and other debt, net	(0.2)	(1.6)
Issuance costs related to senior security credit facility	—	(2.2)
Repayment of senior secured credit facility — term loan	—	(85.0)
Repayment of senior secured credit facility	—	(165.0)
Stock repurchases	(114.5)	(50.0)
Activity under stock plans	(0.5)	3.8
Net cash (used in) provided by financing activities	(12.2)	9.0

Effect of exchange rate changes on cash and cash equivalents	(0.6)	(1.1)
Net (decrease) in cash and cash equivalents	(21.7)	24.1
Cash and cash equivalents at beginning of period	65.5	32.6
Cash and cash equivalents at end of period	$43.8	$56.7

Supplemental Data:
Free cash flow (a)+(b)	$(8.9)	$16.2
Accrual basis additions to property, plant and equipment	$104.8	$82.1

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market

Quarters Ended June 30, 2014 and 2013

(In millions)

Table A

	(Unaudited)
	As Reported			Constant Currency (a)
Market	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$308.2	$270.0	14.1	$1.2	$271.2	13.6
Space & Defense	92.1	96.7	(4.8)	1.1	97.8	(5.8)
Industrial	69.8	55.9	24.9	1.7	57.6	21.2
Consolidated Total	$470.1	$422.6	11.2	$4.0	$426.6	10.2

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	65.6	63.9	63.6
Space & Defense	19.6	22.9	22.9
Industrial	14.8	13.2	13.5
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2014 and 2013

(In millions)

	(Unaudited)
	As Reported			Constant Currency (a)
Market Segment	2014	2013	B/(W) %	FX Effect (b)	2013	B/(W) %
Commercial Aerospace	$611.4	$538.9	13.5	$3.1	$542.0	12.8
Space & Defense	187.7	192.7	(2.6)	2.1	194.8	(3.6)
Industrial	132.7	107.5	23.4	3.1	110.6	20.0
Consolidated Total	$931.8	$839.1	11.0	$8.3	$847.4	10.0

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	65.6	64.2	64.0
Space & Defense	20.2	23.0	23.0
Industrial	14.2	12.8	13.0
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2013 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2014 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information

Table B

	(Unaudited)
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2014
Net sales to external customers	$361.6	$108.5	$—	$470.1
Intersegment sales	18.2	0.5	(18.7)	—
Total sales	379.8	109.0	(18.7)	470.1
Operating income (loss) (b)	79.8	17.6	(22.3)	75.1
% Operating margin	21.0%	16.1%		16.0%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	16.3	1.4	—	17.7
Stock-based compensation expense	0.1	—	2.6	2.7
Accrual based additions to capital expenditures	62.6	2.2	—	64.8

Second Quarter 2013
Net sales to external customers	$324.7	$97.9	$—	$422.6
Intersegment sales	18.0	0.5	(18.5)	—
Total sales	342.7	98.4	(18.5)	422.6
Operating income (loss)	71.2	15.1	(14.4)	71.9
% Operating margin	20.8%	15.3%		17.0%

Depreciation and amortization	12.6	1.1	0.1	13.8
Stock-based compensation expense	1.3	0.2	1.8	3.3
Accrual based additions to capital expenditures	38.0	2.7	—	40.7

First Six Months 2014
Net sales to external customers	$717.9	$213.9	$—	$931.8
Intersegment sales	36.7	0.6	(37.3)	—
Total sales	754.6	214.5	(37.3)	931.8
Operating income (loss) (b)	155.7	34.0	(40.0)	149.7
% Operating margin	20.6%	15.9%		16.1%

Other operating expense (b)	—	—	6.0	6.0
Depreciation and amortization	31.9	2.8	0.1	34.8
Stock-based compensation expense	3.4	0.7	7.4	11.5
Accrual based additions to capital expenditures	101.0	3.8	—	104.8

First Six Months 2013
Net sales to external customers	$649.5	$189.6	$—	$839.1
Intersegment sales	34.7	1.1	(35.8)	—
Total sales	684.2	190.7	(35.8)	839.1
Operating income (loss)	139.1	28.5	(32.7)	134.9
% Operating margin	20.3%	14.9%		16.1%

Depreciation and amortization	25.7	2.3	0.1	28.1
Stock-based compensation expense	3.3	0.7	8.0	12.0
Accrual based additions to capital expenditures	76.4	5.7	—	82.1

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Corporate and other for the three and six months ended June 30, 2014 includes a $6 million charge to increase environmental reserves related to a manufacturing facility in Lodi, New Jersey which we sold in 1986.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income

Table C

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
GAAP operating income	$75.1	$71.9	$149.7	$134.9
- Other operating expense (a)	6.0	—	6.0	—
Non-GAAP operating Income	$81.1	$71.9	$155.7	$134.9
% of Net Sales	17.3%	17.0%	16.7%	16.1%
- Stock-based compensation expense	2.7	3.3	11.5	12.0
- Depreciation and amortization	17.7	13.8	34.8	28.1
Non-GAAP EBITDA	$101.5	$89.0	$202.0	$175.0

	Unaudited
	Quarter Ended June 30,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$50.6	$0.51	$48.5	$0.48
- Other operating expense (net of tax) (a)	3.9	0.04	—	—
- Non-operating expense (net of tax) (b)	—	—	0.6	—
Adjusted net income	$54.5	$0.55	$49.1	$0.48

	Unaudited
	Six Months Ended June 30,
	2014		2013
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$100.7	$1.01	$92.1	$0.90
- Other operating expense (net of tax) (a)	3.9	0.04	—	—
- Non-operating expense (net of tax) (b)	—	—	0.6	0.01
Adjusted net income	$104.6	$1.05	$92.7	$0.91

(a)         Other operating expense for the three and six months ended June 30, 2014 reflects an increase in environmental reserves primarily for remediation of the site of a manufacturing facility in Lodi, New Jersey which we sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2014	2014	2013
Notes payable and current maturities of debt	$2.8	$2.8	$3.0
Long-term notes payable	395.0	352.0	292.0
Total Debt	397.8	354.8	295.0
Less: Cash and cash equivalents	(43.8)	(50.0)	(65.5)
Total debt, net of cash	$354.0	$304.8	$229.5